                                                                  Exhibit (a)(1)

                                   N2H2, INC.
                                OFFER TO EXCHANGE
                               OUTSTANDING OPTIONS
                          GRANTED TO ELIGIBLE EMPLOYEES
                          UNDER N2H2, INC. 1997, 1999,
               1999/2000 TRANSITION AND/OR 2000 STOCK OPTION PLANS
                            ON OR BEFORE MAY 29, 2001
                                 FOR NEW OPTIONS

                         THE OFFER AND WITHDRAWAL RIGHTS
                          EXPIRE AT 11:59 P.M., PACIFIC
                       STANDARD TIME ON NOVEMBER 29, 2001,
                      UNLESS THE OFFER IS EXTENDED BY N2H2.

        Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to:

                                      N2H2
                            Attention: J. Paul Quinn
        Vice President - Chief Financial Officer, Secretary and Treasurer
                          900 Fourth Avenue, Suite 3600
                            Seattle, Washington 98164
                                  206-336-1501
                             e-mail: pquinn@n2h2.com

October 30, 2001 (as amended on November 20, 2001)

                                   N2H2, INC.

                                OFFER TO EXCHANGE
                               OUTSTANDING OPTIONS
                          GRANTED TO ELIGIBLE EMPLOYEES
  UNDER N2H2, INC. 1997, 1999, 1999/2000 TRANSITION, AND/OR 2000 STOCK OPTION
                        PLANS ON OR BEFORE MAY 29, 2001
                                 FOR NEW OPTIONS

                         THE OFFER AND WITHDRAWAL RIGHTS
                          EXPIRE AT 11:59 P.M., PACIFIC
                       STANDARD TIME ON NOVEMBER 29, 2001,
                      UNLESS THE OFFER IS EXTENDED BY N2H2.

        N2H2, Inc., which we refer to as "we," "us," "the company" or "N2H2," is offering eligible employees the opportunity to exchange all eligible options for new options that we will grant under our option plans. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related cover letter and acceptance letter (which together and, where applicable, with any other country specific documents provided by us, as they may be amended from time to time, constitute the "offer").

                               SUMMARY TERM SHEET

        The following is a summary of the material terms of the offer. We urge you to read carefully the remainder of this offer to exchange, the accompanying acceptance letter attached to the end of this document, and the Schedule TO filed with the Securities and Exchange Commission on October 30, 2001. We have included references to the relevant sections in this offer to exchange where you can find a more complete description of the topics in this summary.

- Offer. N2H2 is offering eligible employees the opportunity to exchange the eligible options held by an eligible employee for new options to be granted under N2H2's 2000 stock option plan.

- Eligible Employees. "Eligible employees" are all employees of N2H2 or its eligible subsidiary who are actively employed or on an authorized leave of absence on November 1, 2001 and on the date the offer expires and whose services are performed in the United States and the United Kingdom. An employee will not be considered an "eligible employee" and, accordingly, will not be eligible to participate in this offer if, on or before the date the offer expires, such employee:

    - receives a notice of involuntary termination from N2H2 or its eligible subsidiary;

    -   resigns or gives notice of resignation from such employment;

    -   retires or elects to retire from such employment; or

    - enters into an agreement with N2H2 or its eligible subsidiary with respect to such employee's resignation.

        In addition, members of N2H2's board of directors and N2H2's Chief Executive Officer and Chief Financial Officer, are not eligible to participate in this offer. (Section 1)

- Eligible Subsidiaries. "Eligible subsidiary" means N2H2's subsidiary in the United Kingdom.

- Eligible Options. "Eligible options" are all currently outstanding options to purchase common shares that were granted on or before May 29, 2001 and have an exercise price greater than $0.8594 under the N2H2 1997 Stock Option Plan (the "1997 plan"), the N2H2 1999 Stock Option Plan (the "1999 plan"), the N2H2 1999/2000 Transition Stock Option Plan, (the "1999/2000 Transition Plan") or the N2H2 2000 Stock Option Plan (the

    "2000 Plan," and together with the 1997 Plan, the 1999 Plan and the 1999/2000 Transition Plan, the "option plans"). (Section 1)

    - Offer To Exchange Eligible Options for New Options. We will grant new options to those eligible employees who elect to participate in this offer, subject to the terms and conditions explained in the offer to exchange. The number of new options granted in exchange for eligible options that are canceled in the offer will be determined as follows, subject to adjustments for any future stock splits, stock dividends and similar events:

        - For eligible options granted on or before May 29, 2001, we will grant one new option for every one eligible option canceled in the offer less options issued in the option grant dated October 30, 2000. Only complete grants can be offered to be exchanged. No partial grants may be exchanged. If an employee has any grants issued since May 29, 2001, those grants must be turned in if any other grants are turned in.

    However, we will not issue any new options exercisable for fractional shares. Instead, we will round down to the nearest whole number of new options with respect to each grant of eligible options. Each option entitles the eligible employee to purchase one of our common shares in accordance with the terms of the applicable option plan and instrument of grant. (Section 1)

    - Eligibility Requirements for New Options. To be entitled to a grant of new options, you must meet all of the following conditions:

        - You must be continuously and actively employed by N2H2 or its eligible subsidiary or on an authorized leave of absence from such employment from the date you tender eligible options for exchange to the date of grant of the new options; and

        - You must be actively employed by N2H2 or its eligible subsidiary on the new option grant date or, if you are on an authorized leave of absence on the new option grant date, you must return to such active employment before June 30, 2002; and

        -   Prior to the new option grant date, you must not have:

            - received a notice of involuntary termination from N2H2 or its eligible subsidiary; or

            - elected to retire or entered into an agreement with N2H2 or its eligible subsidiary to retire.

        (Sections 1 and 5)

- Grant Date of New Options. We expect to grant the new options on or about June 1, 2002 to eligible employees who are actively employed on that grant date. However, if the expiration date of the offer is extended by us, the grant date for the new options may also be extended. As noted below, the grant of new options to an eligible employee who is on an authorized leave of absence on the new option grant date and who returns to active employment before June 30, 2002 will be deferred until after such eligible employee returns to active employment. (Sections 1, 5 and 11)

- New Option Grant Date for Eligible Employees on an Authorized Leave of Absence. If you are on an authorized leave of absence on the new option grant date, you will be entitled to a grant of new options only if you return to active employment with N2H2 or its eligible subsidiary before June 30, 2002. In that event, you will receive a grant of new options within sixty (60) days of the date you return to active employment. The exercise price (also known as the grant price or subscription price) of the new options will be equal to 100% of the market price of one of our common shares on the date of grant of the new options (determined in accordance with and subject to the terms of the option plans). (Sections 1 and 5)

- Material Terms of New Options. The new options will be granted under the 2000 Stock Option Plan and we will issue a new option instrument of grant evidencing the new option grant. The new options will have the same terms and conditions as the related eligible options canceled in the offer, except for the following:

    - Exercise Price. The exercise price (also known as the grant price or subscription price) of the new options will be equal to 100% of the market price of one of our common shares on the date of grant of the new options, determined in accordance with the terms of the option plans.

    - Exercise Price and Tax Consequences in Certain Countries. Certain countries other than the United States have tax rules that modify the determination of the market price of our common shares for purposes of establishing the exercise price of options. Also, in certain countries other than the United States, the new options may be subject to different tax rules than the rules applicable to related eligible options. You should seek advice from a professional tax advisor regarding the tax consequences to you in your home jurisdiction.

    - The new options will have a two year vesting schedule. Accordingly, the new options will begin vesting on the date of grant and 1/8 of the options will vest at the end of every three months.

- Eligible Employees Who Resign or Receive a Notice of Involuntary Termination After the Expiration Date of the Offer and Prior to the New Option Grant Date. If, after the expiration date of the offer and prior to the new option grant date, you resign or you receive a notice of involuntary termination from N2H2 or its eligible subsidiary without severance, you will not receive a grant of new or replacement options or any other consideration or payment for such tendered and canceled eligible options. (Sections 1 and 5)

- Acquisition of N2H2. If N2H2 is acquired by another entity between the expiration date of the offer and prior to the new option grant date, then the resulting entity will be bound to grant the replacement options under the same terms as provided in this document; provided that the type of security and the number of shares covered by each replacement option shall be determined by the acquisition agreement between N2H2 and the acquirer based on the same principles applied to the handling of the options to acquire N2H2's common stock which are outstanding at the time of the acquisition.

- Material Terms of Replacement Options. The replacement options will be granted under the 2000 Stock Option Plan and we will issue a new option instrument of grant evidencing the replacement options. Most of the terms and conditions of the replacement options will be the same as the canceled eligible options, except that (i) the exercise price under the replacement options will be 100% of the market price of one of our common shares on the date of grant of the replacement options (or as modified to comply with local tax laws for options granted in certain countries other than the United States), determined under the terms of the option plans and (ii) the replacement options will have a two year vesting period. (Sections 5 and 8)

- Effect on Eligible Options Which Are not Tendered. If you choose not to tender all of your eligible options for exchange or if we do not accept tendered options for exchange or, if having tendered, you withdraw prior to the expiration date, your eligible options will remain outstanding and retain their current exercise prices and other current terms. We currently expect that we will accept all properly tendered eligible options promptly after the expiration of this offer. (Sections 1 and 5)

- Options Not Eligible for the Offer to Exchange. The offer will have no effect on those options that are not eligible options. Those options will remain outstanding in accordance with, and subject to, their current terms. (Section 8)

- Conditions to the Offer. This offer is subject to conditions, which we describe in Section 6 of this offer to exchange. (Section 6)

- Recent Trading Prices for our Common Shares. Our common shares are traded on the Nasdaq National Market under the symbol "NTWO." On October 29, 2001, the last reported sales price for our common shares on

    NASDAQ was $0.36 per share. We recommend that you obtain current market quotations for our common shares before deciding whether to tender your eligible options. (Section 7)

- No Recommendation. Although our board of directors has approved the making of this offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your eligible options for exchange. You must make your own decision whether to tender your eligible options.

- How to Obtain More Information. You should direct questions about this offer or requests for assistance or for additional copies of this offer to exchange or the acceptance letter to N2H2, Attention: Stock Option Administration-Option Exchange Program, c/o J. Paul Quinn, 900 Fourth Avenue, Suite 3600, Seattle, WA 98164, telephone: (206) 336-1501 and e-mail: pquinn@n2h2.com.

                                    IMPORTANT

- How to Participate; How to Accept the Offer. To participate and accept the offer to exchange your eligible options for new options, you must be an eligible employee and you must "tender" your eligible options for exchange. If you wish to tender your eligible options for exchange, you must deliver, by fax or regular external mail, the signature page of the acceptance letter, properly completed and signed (using the form of letter attached to the end of this document), to us at N2H2, Attention: Stock Option Administration-Option Exchange Program Administrator, c/o J. Paul Quinn, 900 Fourth Avenue, Suite 3600, Seattle, WA 98164, telephone: (206) 336-1501. We cannot accept the acceptance letter by e-mail or any form of interoffice mail.

- Withdrawal of Election. You can withdraw your election to tender eligible options by delivering, by fax or regular external mail, the signature page of the withdrawal letter, properly completed and signed (using the form of letter attached to the end of this document), to us at the same address as the acceptance letter. We cannot accept the withdrawal letter by e-mail or any form of interoffice mail. You must withdraw all tendered options; you may not withdraw only a portion of tendered options. (Section 4)

- Deadline For Elections To Participate Or To Withdraw A Previous Election; "Expiration Date". Your acceptance letter and any withdrawal letter must be received by us before 11:59 p.m., pacific standard time, on November 29, 2001, unless we extend the expiration date for the offer. If we extend this offer beyond that time, you may tender your eligible options or withdraw a previous election to tender eligible options by delivering the signed signature page to the acceptance or withdrawal letter, as the case may be, so long as we receive your signed signature page (and, if applicable in certain countries, other documents) before the extended expiration of this offer. (Sections 3 and 4)

- Offer Subject To Legal Requirements of Jurisdictions. We are not making this offer to, nor will we accept any tender of eligible options from or on behalf of, eligible employees in any country in which the offer or the acceptance of any tender of eligible options would not be in compliance with the laws of such country. However, we may, at our discretion, take any actions necessary for us to make this offer to eligible employees in any such country. (Sections 6, 12 and 19)

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your eligible options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in this document or in the related acceptance letter attached hereto. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                                TABLE OF CONTENTS

                                                                                               Page
                                                                                               ----
SUMMARY TERM SHEET.......................................................................        2

QUESTIONS AND ANSWERS....................................................................        9

THE OFFER TO EXCHANGE....................................................................       21

        1.      Eligible Employees and Eligible Options; Expiration Date.................       21

        2.      Purpose of the Offer.....................................................       22

        3.      Procedures for Tendering Eligible Options................................       23

        4.      Withdrawal Rights........................................................       24

        5.      Acceptance of Eligible Options for Exchange and Issuance of New Options..       25

        6.      Conditions of the Offer..................................................       26

        7.      Price Range of Common Stock Underlying the Eligible Options..............       28

        8.      Source and Amount of Consideration; Terms of New Options and
                Replacement Options                                                             28

        9.      Information Concerning N2H2..............................................       33

        10.     Interests of Directors and Officers; Transactions and
                Arrangements Concerning the Options and Our Common Shares................       33

        11.     Status of Eligible Options Acquired by Us in the Offer;
                Accounting Consequences of the Offer.....................................       35

        12.     Legal Matters; Regulatory Approvals......................................       36

        13.     Material U.S. Federal Income Tax Consequences............................       36

        14.     Extension Of Offer; Termination; Amendment...............................       37

        15.     Fees And Expenses........................................................       38

        16.     Additional Information...................................................       38

        17.     Forward Looking Statements...............................................       39

        18.     Financial Statements.....................................................       40

        19.     Miscellaneous............................................................       45

SCHEDULE A Information Concerning The Directors and Board Appointed Officers of N2H2 ....       46

EXHIBIT 1  Form of Acceptance Letter.....................................................       47

EXHIBIT 2  Form of Withdrawal Letter.....................................................       55

                              QUESTIONS AND ANSWERS

        The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the summary of this offer to exchange, the remainder of this offer to exchange, the accompanying acceptance letter attached to the end of this document and, where applicable, any other country specific document provided by us because the information in these questions and answers is not complete, and additional important information is contained in the remainder of this offer to exchange and the other documents.

1.      WHY ARE WE MAKING THE OFFER?

        Many of our outstanding options, whether or not they are currently vested and exercisable, have exercise prices that are significantly higher than the current market price of our common shares. For our stock option program to provide the intended retention and performance incentives for employees, employees must feel that our options provide them with an opportunity to realize value within a reasonable period of time. With the uncertainty of current market conditions, we believe that employees may feel that the opportunity for realizing value is limited with their existing options. By making this offer to exchange eligible options for new options, we hope to restore our employees' confidence in their potential ability to realize value for their eligible options thereby encouraging our employees to remain with N2H2 and ultimately maximizing shareholder value.

2.      WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

        We are offering to exchange all eligible options granted to eligible employees for new options to be granted under our applicable option plans. Eligible options are those options granted to eligible employees under our 1997 Plan, 1999 Plan, 1999/2000 Transition Plan or our 2000 Plan on or before May 29, 2001,the exercise price is greater than $0.8594 and that are outstanding on the date options are canceled in the offer. Options assumed by N2H2 that were issued under any other plan are not eligible for the offer. See questions and answers 5, 7, 8, 9, 10 and 11 for a description of the material terms of the new options.

3.      WHO QUALIFIES AS AN ELIGIBLE EMPLOYEE?

        An "eligible employee" is an employee of N2H2 or its subsidiary in the United Kingdom who is actively employed or on an authorized leave of absence on November 1, 2001 and on the date the offer expires and whose services are performed in the United States and the United Kingdom. Also, an employee will not be considered an "eligible employee" and, accordingly, will not be eligible to participate in this offer if, on or before the date the offer expires, such employee:

    - receives a notice of involuntary termination from N2H2 or its eligible subsidiary ;

    -   resigns or gives notice of resignation from such employment;

    -   retires or elects to retire from such employment; or

    - enters into an agreement with N2H2 or its eligible subsidiary with respect to such employee's resignation or retirement.

In addition, members of N2H2's board of directors and N2H2's Chief Executive Officer and Chief Financial Officer are not eligible to participate in this offer.

        "Eligible subsidiary" means N2H2's subsidiary in the United Kingdom.

4. ARE THERE ANY ELIGIBILITY REQUIREMENTS THAT I MUST SATISFY AFTER THE EXPIRATION DATE (CURRENTLY SCHEDULED TO BE NOVEMBER 29, 2001) OF THE OFFER TO RECEIVE THE NEW OPTIONS?

        To be entitled to the new options after your tendered eligible options have been canceled in the offer, you must meet all of the following conditions:

    - You must be continuously and actively employed by N2H2 or its eligible subsidiary or on an authorized leave of absence from such employment from the date you tender eligible options for exchange to the date of grant of the new options; and

    - You must be actively employed by N2H2 or its eligible subsidiary on the new option grant date or, if you are on an authorized leave of absence on the new option grant date, you must return to such active employment before June 30, 2002; and

    -   Prior to the new option grant date, you must not have:

        - received a notice of involuntary termination from N2H2 or its eligible subsidiary; or

        - elected to retire or entered into an agreement with N2H2 or its eligible subsidiary to retire.

        As discussed in question and answer 10 below, we will grant the new options on the later of June 1, 2002 or six months and one day following the date eligible options are canceled to employees who are actively employed on that grant date. If you do not meet all of the conditions listed above, you will not receive any new options in exchange for your tendered eligible options that have been accepted and canceled in the exchange. You will also not receive any other consideration or payment under such circumstances for the options tendered.

5.      HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS?

        The number of new options granted in exchange for eligible options that are accepted for exchange and canceled in the offer will be determined as follows, subject to adjustments for any future stock splits, stock dividends and similar events:

    - For eligible options granted on or before May 29, 2001, we will grant new options equal to one of the number of eligible options canceled in the offer less the total grant of options issued on October 30, 2000. Only complete grants can be offered to be exchanged. No partial grants may be exchanged.

However, we will not issue any new options exercisable for fractional shares. Instead, we will round down to the nearest whole number of new options with respect to each grant of eligible options. Each option entitles the eligible employee to purchase one of our common shares in accordance with the terms of the applicable option plan and instrument of grant.

6. HOW CAN I FIND OUT THE DETAILS OF MY OUTSTANDING OPTIONS THAT ARE ELIGIBLE FOR THIS OFFER?

        You will receive a copy of your option grant history at the start of the offering period.

7. WILL THE TERMS OF MY NEW OPTIONS BE THE SAME AS THE TERMS OF MY ELIGIBLE OPTIONS?

        The new options will be issued under the 2000 Stock Option Plan, and will be issued pursuant to an instrument of grant that is substantially similar to the instrument of grant pursuant to which the related eligible options canceled in the offer were issued. The terms of the new options will be substantially the same as the terms of the related eligible options, except that:

    - Exercise Price. The exercise price (also known as the grant price or subscription price) of the new options will be equal to 100% of the market price of one of our common shares on the date of grant of the new options (except as noted below), determined in accordance with the terms of the options plans, currently expected to be on or about June 1, 2002 for eligible employees who are actively employed on that date.

    - Vesting Period. The new options will have a two year vesting schedule. Accordingly, the new options will begin vesting on the date of grant and 1/8 of the options will vest at the end of every three months.

    - Exercise Price and Tax Consequences in Certain Countries. Certain countries other than the United States have tax rules that modify the determination of the market price of our common shares for purposes of establishing the exercise price of options. Also, in certain countries other than the United States, the new options may be subject to different tax rules than the rules applicable to related eligible options.

8.      WHEN WILL THE NEW OPTIONS VEST?

        The new options will have a new two year vesting schedule beginning on the date of the grant and 1/8 of the options will vest at the end of every three months.

9.      WHEN WILL THE NEW OPTIONS BE GRANTED?

        We will grant the new options on the later of June 1, 2002 or six months and one day following the date eligible options are canceled to employees who are actively employed on that grant date.

10.     WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

        The exercise price (also known as the grant price or subscription price) of the new options will be equal to 100% of the market price for one of our common shares on the date of grant of the new options (or as modified to comply with local tax laws for new options granted in certain countries other than the United States), determined in accordance with the terms of the option plans. Because the new options will be granted at least six months and one day following the date eligible options are canceled (or later in the case of certain employees on an authorized leave of absence on that date), we cannot predict the exercise price of the new options. Accordingly, the new options may have a higher exercise price than some or all of your eligible options that are canceled in the offer. We recommend that you obtain current market quotations for our common shares before deciding whether to tender your eligible options.

11. IF I CHOOSE TO TENDER ELIGIBLE OPTION GRANTS FOR EXCHANGE, DO I HAVE TO TENDER ALL OF MY ELIGIBLE OPTION GRANTS?

        No. You must tender only full grants and all of your eligible options within an eligible grant for exchange if you want to participate in this offer. However, not all eligible grants must be tendered. If we were to permit partial grant tenders of an eligible employee's eligible options, we could be required under the financial accounting rules applicable to us to recognize significant charges in our financial statements that would reduce our reported earnings for each fiscal quarter that some or all of the new options remained outstanding.

12.     WHAT HAPPENS TO ELIGIBLE OPTIONS THAT I TENDER AND ARE ACCEPTED FOR
        EXCHANGE?

        Tendered eligible options that are accepted for exchange will be canceled and will become available for future grants (including the new options) under the option plan under which such eligible options were originally granted.

13      WHY DON'T WE SIMPLY REPRICE THE CURRENT OPTIONS?

        Repricing outstanding options would require us under the financial accounting rules applicable to us to recognize significant charges in our financial statements that could reduce our reported earnings for as long as the repriced options remained outstanding. This could have a negative impact on our stock price performance.

14 WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

        If we were to grant the new options on a date which is sooner than at least six months and one day after the date we cancel eligible options tendered for exchange and the new options had an exercise price that was lower than the exercise price of the canceled eligible options, we could be required under the financial accounting rules applicable to us to recognize significant charges in our financial statements which would reduce our reported earnings for each fiscal quarter that the new options remained outstanding. This could have a negative impact on our stock price performance.

15 WHY CAN'T I JUST BE GRANTED MORE OPTIONS WITHOUT HAVING MY ELIGIBLE OPTIONS CANCELED? WHY ISN'T THIS A ONE FOR ONE EXCHANGE?

        We have a limited pool of options available for grant to our employees. The grant of supplemental options, without the cancellation of outstanding eligible options, would reduce the number of options that are currently available for grant to our employees under the option plans. Because the outstanding eligible options are, to a large extent, "underwater" (i.e., the exercise prices of such options are greater than the current trading price for our common shares), we have determined that it is in the best interest of N2H2 and our shareholders (including our employee shareholders) to offer this exchange program as designed. The structure of the offer, including an exchange that includes deduction of the grant made on October 30, 2000 strikes a balance between the interests of our employees and shareholders offsetting the exchange with the option grant issued to attempt to partially mitigate the higher priced options outstanding at that time. Eligible options that are canceled in this offer will become available for new option grants and future option grants under the option plans.

16      WILL I HAVE TO PAY TAXES IF I EXCHANGE MY ELIGIBLE OPTIONS IN THE OFFER?

        If you exchange your eligible options for new options, you will not be required under current law to recognize income for U.S. Federal tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. Further, at the date of grant of the new options or any replacement options, we believe that you will not be required under current law to recognize income for U.S. Federal income tax purposes. We strongly recommend that all eligible employees consult with their own tax advisor to determine the tax consequences of this offer under the laws of the country that applies to you.

17      WHAT ARE THE CONDITIONS TO THE OFFER?

        The offer is subject to a number of conditions with regard to events that could occur prior to the expiration of the offer. These events include, among other things, a change in accounting principles, a lawsuit challenging the tender offer, a third-party tender offer for our common shares or other acquisition proposal, or a change in your employment status with us. These and various other conditions are more fully described in Section 6. Once the offer has expired and the tendered options have been accepted and canceled in the offer, the conditions will no longer apply, even if the specified events occur during the period between the expiration date and the date of grant of the new options. However, as described herein, a change in your employment status during that period could result in you not receiving a grant of new options. You may in certain circumstances be eligible for a grant of replacement options if your employment status changes

18. WILL I BE REQUIRED TO GIVE UP ALL MY RIGHTS TO ELIGIBLE OPTIONS THAT ARE CANCELED IN THE OFFER?

        Yes. Once we have accepted your tendered eligible options, such eligible options will be canceled and you will no longer have any rights with respect to those eligible options.

19. WILL N2H2 GRANT OPTIONS TO ELIGIBLE EMPLOYEES DURING THE PERIOD BETWEEN NOVEMBER 1, 2001, THE DATE THIS OFFER COMMENCES, AND THE DATE TENDERED ELIGIBLE OPTIONS ARE CANCELED (CURRENTLY SCHEDULED TO BE NOVEMBER 29,
        2001)?

        To avoid any possible adverse accounting consequences, we intend not to grant options to eligible employees during the period starting on October 30, 2001 (the date the offer commences) and ending on the date tendered eligible options are canceled (currently scheduled to be June 1, 2002).

20. WILL I BE CONSIDERED FOR ADDITIONAL OPTION GRANTS BEFORE THE GRANT DATE OF THE NEW OPTIONS? IF I HAVE ELIGIBLE OPTIONS AND DO NOT PARTICIPATE, WHEN SHOULD I EXPECT TO RECEIVE MY NEXT OPTION GRANT?

        The focus of the option program for the remainder of 2001 and through June 1, 2002 is to provide eligible employees with an opportunity for realizing potential value with respect to their existing eligible options. At this time, it is our intention not to grant additional options for the remainder of the exchange period to employees eligible for the offer, except in extraordinary circumstances. This would apply to both employees who choose to tender their eligible options, and those who do not. In addition, if eligible employees who tender their eligible options that are canceled in this offer were granted options prior to the new option grant date, we may be required under the financial accounting rules applicable to us to recognize significant charges in our financial statements.

21. WHAT HAPPENS IF I TENDER MY ELIGIBLE OPTIONS AND I AM ON A LEAVE OF ABSENCE ON THE NEW OPTION GRANT DATE?

        If you tender your eligible options and they are canceled in the offer and you are on a leave of absence that is an "authorized leave of absence" on the new option grant date, you will be entitled to a grant of new options only if you return to active employment with N2H2 or its eligible subsidiary before June 30, 2002. In that event, you will receive a grant of new options within sixty (60) days of the date you return to active employment. The exercise price of the new options will be equal to 100% of the market price for one of our common shares on the date the new options are granted.

22.     WHAT TYPES OF LEAVE OF ABSENCE ARE CONSIDERED "AUTHORIZED LEAVES"?

        An authorized leave of absence is a leave of absence that has been approved in accordance with policy or practice by N2H2 or its subsidiary that employs you, at the end of which it is expected that you will return to active employment with N2H2 or its eligible subsidiary. Authorized leaves include approved bereavement leave, family medical leave, personal medical leave, including long term disability, jury duty leave, maternity and paternity leave and military leave.

23. WHAT HAPPENS IF I TENDER MY ELIGIBLE OPTIONS AND I RESIGN OR RECEIVE A NOTICE OF INVOLUNTARY TERMINATION AFTER THE EXPIRATION DATE OF THE OFFER AND PRIOR TO THE NEW OPTION GRANT DATE?

        If you tender your eligible options and they are canceled in the offer and, after the expiration date of the offer and prior to the new option grant date, you resign or receive a notice of involuntary termination from N2H2 or its eligible subsidiary you will not receive a grant of new or replacement options or any other consideration or payment for such tendered and canceled eligible options.

24. WHAT HAPPENS IF I TENDER MY ELIGIBLE OPTIONS AND N2H2 IS ACQUIRED BY ANOTHER ENTITY AFTER THE EXPIRATION DATE OF THE OFFER AND PRIOR TO THE NEW OPTION GRANT DATE?

        If N2H2 is acquired by another entity between the expiration date of the offer and prior to the new option grant date, then the resulting entity will be bound to grant the replacement options under the same terms as provided in this document; provided that the type of security and the number of shares covered by each replacement option shall be determined by the acquisition agreement between N2H2 and the acquirer based on the same principles applied to the handling of the options to acquire N2H2's common stock which are outstanding at the time of the acquisition.

25. ON WHAT TERMS WILL THE REPLACEMENT OPTIONS BE GRANTED; UNDER WHICH PLANS WILL THE REPLACEMENT OPTIONS BE GRANTED?

        If you are entitled to replacement options, you will be granted the same number of replacement options as the number of your tendered eligible options that were canceled in the offer less options issued in the option grant dated October 30, 2000. The replacement options will have the same terms and conditions as such canceled eligible options, except that (i) the exercise price under the replacement options will be 100% of the market price of one of our common shares on the date of grant of the replacement options determined under the terms of the option plans, and (ii) the replacement options will vest over a two year period beginning on the date of grant.

        Each replacement option will be granted under the 2000 Stock Option Plan. The terms of the replacement options will be subject to the terms and conditions of the 2000 Stock Option Plan and the replacement option instrument of grant to be issued by us.

26. WHAT HAPPENS IF I TENDER MY ELIGIBLE OPTIONS AND I RESIGN AFTER THE EXPIRATION DATE OF THE OFFER AND BEFORE THE NEW OPTION GRANT DATE?

        If you resign after the expiration date of the offer and prior to the new option grant date and your eligible options have been tendered and canceled in the offer, you will not receive a grant of new or replacement options or any other consideration or payment for such tendered and canceled eligible options.

27. WHAT HAPPENS TO ANY CURRENT OPTIONS GRANTED TO ME UNDER THE OPTION PLANS THAT ARE NOT ELIGIBLE OPTIONS?

        The offer will have no effect on those options that are not eligible options. Those options will remain outstanding in accordance with, and subject to, their current terms.

28. AFTER THE GRANT OF MY NEW OPTIONS, WHAT HAPPENS IF THE MARKET PRICE OF N2H2's COMMON SHARES GOES BELOW THE EXERCISE PRICE FOR THOSE NEW OPTIONS?

        We are making this offer only at this time and due to the unusual stock market conditions that have affected many companies in our industry. This is a unique offer and you should take this into account in deciding whether to participate and tender your eligible options.

        N2H2 is not providing and is not in a position to provide any assurances or predictions as to the market price of our common shares at any time in the future.

29. WHAT HAPPENS TO MY ELIGIBLE OPTIONS IF I CHOOSE NOT TO TENDER OR IF THE COMPANY DOES NOT ACCEPT MY TENDERED ELIGIBLE OPTIONS FOR EXCHANGE?

        If you choose not to tender all of your eligible options for exchange or if we do not accept tendered eligible options for exchange, your eligible options will remain outstanding and retain their current exercise prices and other current terms. We currently expect that we will accept all properly tendered eligible options promptly after the expiration of this offer.

30. CAN I CONTINUE TO EXERCISE MY VESTED ELIGIBLE OPTIONS BETWEEN NOVEMBER 1, 2001 AND JUNE 1, 2002?

        You can exercise vested options, including vested eligible options, during this period. However, eligible options that you exercise during this period will no longer be outstanding and will not be available for cancellation and exchange in the offer.

31. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

        The offer expires on November 29, 2001, at 11:59 p.m., pacific standard time, unless we extend it.

        Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If the offer is extended, we will make an announcement of the extension no later than 9:00 a.m. pacific standard time on the business day immediately following the previously scheduled expiration of the offer period. If the offer is extended, then the cancellation date for tendered eligible options accepted for exchange and the grant date of the new options may be extended if necessary to avoid the possibility that we would have to recognize any charges in our financial statements, which would reduce our reported earnings. Under the accounting rules applicable to us, the new options must be granted more than six months following the date tendered eligible options are canceled.

32.     WHAT DO I NEED TO DO TO TENDER MY ELIGIBLE OPTIONS?

        If you want to elect to participate in this offer, you need to "tender" your eligible options for exchange which means that you must deliver to us the signed signature page of the acceptance letter (using the form attached at the end of this document). For your tender of eligible options to be effective, we must receive, before 11:59 p.m., pacific standard time, on November 29, 2001 (or before any extended expiration date for the offer), the signature page of the acceptance letter, properly completed and signed by you. The signed signature page must be delivered to us at N2H2, Attention: Stock Option Administration-Option Exchange Program, c/o J. Paul Quinn, 900 Fourth Avenue, Suite 3600, Seattle, Washington 98164 or facsimile at (206) 336-2934. We will only accept delivery of the signed signature page of the acceptance letter by regular external mail or facsimile. If you choose to deliver your signature page by external mail, we recommend that you use registered mail with return receipt requested. Delivery by e-mail or any form of interoffice mail will NOT be accepted.

        Your signed signature page must be received by us at the address or facsimile number noted above before 11:59 p.m., pacific standard time, on November 29, 2001 (or before any extended expiration date for the offer). You must allow for delivery time based on the method of delivery that you choose to ensure we receive your acceptance letter on time.

        If the offer is extended by us beyond November 29, 2001, we must receive your signed signature page of the acceptance letter before the extended expiration date of the offer.

        We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we expect to accept all properly and timely tendered eligible options, which are not validly withdrawn. Subject to our rights to extend, terminate and amend this offer, we currently expect that we will accept all such properly tendered eligible options promptly after the expiration of this offer.

33. DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED ELIGIBLE OPTIONS?

        You may withdraw your tendered eligible options at any time before 11:59 p.m., pacific standard time, on November 29, 2001. You must withdraw all tendered eligible options; you may not withdraw only a portion of tendered eligible options. If we extend this offer beyond that time, you may withdraw your tendered eligible options at any time until the extended expiration of this offer. To withdraw tendered eligible options, we must receive the signature page to a withdrawal letter (using the form attached to the end of this document), or a facsimile thereof, properly completed and signed, while you still have the right to withdraw the tendered eligible options. As in the case of delivery of the acceptance letter, you may deliver the signed signature page of the withdrawal letter to us at the address noted above by regular external mail or facsimile.

        Once you have withdrawn tendered eligible options, you may re-tender eligible options only by again following the delivery procedures described above.

34. IF I CHOOSE NOT TO TENDER MY ELIGIBLE OPTIONS FOR EXCHANGE, WHAT DO I HAVE TO DO?

        Nothing. You do not have to file or deliver any forms or letters if you choose to keep your eligible options and not participate in the offer.

35. HOW WILL I KNOW IF N2H2 HAS RECEIVED MY SIGNATURE PAGE ELECTING TO TENDER MY ELIGIBLE OPTIONS?

        We will confirm receipt of your acceptance letter tendering your eligible options (and any withdrawal) shortly after we receive it. Also, after the expiration date of the offer, we will advise you whether or not your tender was accepted. Personalized confirmations of your eligible options that have been tendered and canceled in the offer will be sent to you within sixty (60) days of the expiration of the offer.

36.     WHAT DOES N2H2 AND ITS BOARD OF DIRECTORS THINK OF THIS OFFER?

        Although our board of directors has approved the making of this offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your eligible options. You must make your own decision whether to tender eligible options.

        Our directors and Chief Executive Officer and Chief Financial Officer are not eligible to participate in the offer.

37.     HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE?

        We understand that this will be an important decision for all eligible employees. Tendering eligible options under the offer does carry risk as there is no guarantee or assurance as to our future stock price performance. The decision to participate must be your personal decision, and will depend largely on your assessment of your existing stock option holdings, and your assumptions about the future overall economic environment, performance of our business, the stock market and our stock price, including your assumptions about the stock price on the grant date of the new options (currently expected to be June 1, 2002), which will be the exercise price of the new options, and the stock price thereafter.

38.     WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

        For additional information or assistance, you should contact:

        N2H2
        Stock Option Administration-
        Option Exchange Program
        c/o J. Paul Quinn
        900 Fourth Avenue, Suite 3600
        Seattle, Washington 98164
        telephone:    (206) 336-1501
        facsimile:    (206) 336-2934
        e-mail:       pquinn@n2h2.com

        or contact

        Sharon Wegenast
        Telephone:    (206) 834-1770
        e-mail:       sharon@n2h2.com

                              THE OFFER TO EXCHANGE

1.      ELIGIBLE EMPLOYEES AND ELIGIBLE OPTIONS; EXPIRATION DATE.

        Upon the terms and subject to the conditions of the offer, as described in this offer to exchange, we are offering to grant new options under the option plans in exchange for eligible options that are properly tendered by eligible employees in accordance with Section 3 (and not validly withdrawn) before the "expiration date," as defined below, and canceled in the offer. We will not accept partial tenders of grants of eligible options. Therefore, if you choose to participate, you must tender full grants of your eligible options.

        "Eligible employees" are all employees of N2H2 or its eligible subsidiary who are actively employed or on an authorized leave of absence on November 1, 2001 and on the date the offer expires and whose services are performed in the United States or the United Kingdom. An employee will not be considered an "eligible employee" and, accordingly, will not be eligible to participate in this offer if, on or before the date the offer expires, such employee:

    - receives a notice of involuntary termination from N2H2 or its eligible subsidiary ;

    -   resigns or gives notice of resignation from such employment;

    -   retires or elects to retire from such employment; or

    - enters into an agreement with N2H2 or its eligible subsidiary with respect to such employee's resignation or retirement.

In addition, members of N2H2's board of directors and N2H2's Chief Executive Officer and Chief Financial Officer are not eligible to participate in this offer.

        "Eligible subsidiary" means N2H2's subsidiary in the United Kingdom.

        "Eligible options" are all currently outstanding options to purchase common shares that were granted on or before May 29, 2001 under the N2H2 1997 Stock Option Plan (the "1997 plan"), the N2H2 1999 Stock Option Plan (the "1999 plan"), the N2H2 1999/2000 Transition Stock Option Plan, (the "1999/2000 Transition Plan") or the N2H2 2000 Stock Option Plan (the "2000 Plan," and together with the 1997 Plan, the 1999 Plan and the 1999/2000 Transition Plan, the "option plans").

        If your eligible options are properly tendered and canceled in the offer and you are entitled to receive new options, the number of new options you receive will be determined as follows, subject to adjustments for any future stock splits, stock dividends and similar events, in accordance with the terms of the applicable option plan:

        For eligible options granted on or before May 29, 2001, we will grant new options equal to one of the number of eligible options canceled in the offer less the total grant of options issued on October 30, 2000. Only complete grants can be offered to be exchanged. No partial grants may be exchanged.

        However, we will not issue any new options exercisable for fractional shares. Instead, we will round down to the nearest whole number of new options with respect to each option grant of eligible options that are tendered and canceled in the offer. Each option entitles the eligible employee to purchase one of our common shares in accordance with the terms of the applicable option plan and instrument of grant.

        The exercise price (also known as the grant price or subscription price) of the new options will be equal to 100% of the market price for one of our common shares on the date of grant of the new options determined in accordance with the terms of the option plans. Because the new options will be granted at least six months and one day following the date eligible options are canceled (or later in the case of certain employees on an authorized leave of absence on that date), we cannot predict the exercise price of the new options. Accordingly, the new options may have a higher exercise price than some or all of the eligible options that are canceled in the offer. We recommend that eligible employees obtain current market quotations for our common shares before deciding whether to tender their eligible options.

        The term "expiration date" means 11:59 p.m., pacific standard time, on November 29, 2001, unless and until we, in our discretion, have extended the period of time during which this offer will remain open, in which event the term "expiration date" refers to the latest time and date at which this offer, as so extended, expires.

        For purposes of this offer, a "business day" means any day other than a Saturday, Sunday or United States Federal holiday and consists of the time period from 12:01 a.m. through 11:59 p.m., pacific standard time.

2.      PURPOSE OF THE OFFER.

        We granted the eligible options outstanding under the option plans for the following purposes:

        - to provide our employees an opportunity to acquire or increase a proprietary interest in us, thereby allowing us to attract and motivate our employees and create a stronger incentive for our employees to expend maximum effort for our growth and success; and

        -   to encourage our employees to continue their employment with us.

        Many of our outstanding options, whether or not they are currently vested and exercisable, have exercise prices that are significantly higher than the current market price of our common shares. We understand that, for our stock option program to provide the intended retention and performance incentives for our employees, employees must feel that our options provide them with an opportunity to realize value within a reasonable period of time. With the uncertainty of current market conditions, we believe that employees may feel that the opportunity for realizing value is limited with their existing options. By making this offer to exchange eligible options for new options that will have an exercise price equal to 100% of the market price of one of our common shares on the grant date of the new options (determined under and subject to the terms of the option plans) we hope to restore our employees' confidence in their potential ability to realize value in connection with their employment with us thereby encouraging our employees to remain with N2H2 and ultimately maximizing shareholder value.

        Neither we nor our board of directors makes any recommendation as to whether you should tender your eligible options, nor have we authorized any person to make any such recommendation. Note that the new options may have a higher exercise price than some or all of your eligible options. You are urged to evaluate carefully all of the information in this offer and to consult your own investment and tax advisors.

        You must make your own decision whether to tender your eligible options for exchange.

3.      PROCEDURES FOR TENDERING ELIGIBLE OPTIONS.

        Proper Tender of Eligible Options.

        To validly tender your eligible options pursuant to this offer, you must, in accordance with the terms of the acceptance letter attached to the end of this document, properly complete, sign and deliver to us the signature page to the acceptance letter (using the form attached to the end of this document), or a facsimile thereof. We will only accept delivery of your signature page to the acceptance letter by regular external mail or facsimile. We CANNOT accept delivery by e-mail or any form of interoffice mail. We must receive your completed and signed signature page at the following address or fax number:
Stock Option Administration-Option Exchange Program, c/o J. Paul Quinn, 900 Fourth Avenue, Suite 3600, Seattle, Washington 98164 or facsimile: (206) 336-2934 before the expiration of the offer.

        The only acceptable methods of delivery are regular external mail and facsimile, as indicated above. If delivery is by external mail, we recommend that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery. Your eligible options will not be considered tendered until we receive them. Delivery by e-mail or any form of interoffice mail will not be accepted.

        Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects.

        We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of eligible options. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of eligible options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we expect to accept all properly and timely tendered eligible options which are not validly withdrawn. We may also waive any of the conditions of this offer or any defect or irregularity in any tender with respect to any particular eligible options or any particular eligible employee. No tender of eligible options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering eligible employee or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, and no one will be liable for failing to give notice of any defects or irregularities.

        Our Acceptance Constitutes an Agreement.

        Your tender of eligible options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this offer and will be controlling, absolute and final, subject to your withdrawal rights under
Section 4 below and our acceptance of your tendered eligible options in accordance with Section 5 below. Our acceptance for exchange of your eligible options tendered by you pursuant to this offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of this offer.

        Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered eligible options that have not been validly withdrawn.

4.      WITHDRAWAL RIGHTS.

        You may only withdraw your tendered eligible options in accordance with the provisions of this Section 4.

        You may withdraw your tendered eligible options at any time before the expiration date.

        If the offer is extended by us beyond that time, you may withdraw your tendered eligible options at any time until the extended expiration of the offer.

        To validly withdraw tendered eligible options, we must receive, at the address set forth in Section 3, the signature page to a withdrawal letter (using the form attached to the end of this document), or a facsimile thereof, signed by you, while you still have the right to withdraw the tendered eligible options. The withdrawal letter must specify the name of the eligible employee who tendered the eligible options to be withdrawn. Except as described in the following sentence, the withdrawal letter must be signed by the eligible employee who tendered the eligible options to be withdrawn and whose name appears on the instrument or instruments of grant evidencing such eligible options.

        You may not rescind any withdrawal, and eligible options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender your eligible options before the expiration date by following the procedures described in Section 3.

        Neither we nor any other person is obligated to give notice of any defects or irregularities in any withdrawal letter, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal letters. Our determination of these matters will be final and binding.

5.      ACCEPTANCE OF ELIGIBLE OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

        Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we expect to accept for exchange and cancel eligible options properly tendered and not validly withdrawn before the expiration date and to notify all eligible employees who have tendered their eligible options of our acceptance. If we cancel eligible options accepted for exchange on November 30, 2001, you will be granted new options on June 1, 2002, subject to the conditions described below. If the offer is extended, then the grant date of the new options will also be extended if necessary to ensure that the new option grant date is six months and one day following the date eligible options are canceled.

        To be entitled to the new options after your tendered eligible options have been canceled in the offer, you must meet all of the following conditions:

        - You must be continuously and actively employed by N2H2 or its eligible subsidiary or on an authorized leave of absence from such employment from the date you tender eligible options for exchange to the date of grant of the new options; and

        - You must be actively employed by N2H2 or its eligible subsidiary on the new option grant date or, if you are on an authorized leave of absence on the new option grant date, you must return to such active employment before June 30, 2002; and

        -   Prior to the new option grant date, you must not have:

            - received a notice of involuntary termination from N2H2 or its eligible subsidiary; or

            - elected to retire or entered into an agreement with N2H2 or its eligible subsidiary to retire.

        If you do not meet all of the conditions listed above, you will not receive any new options in exchange for your tendered eligible options that have been accepted and canceled in the exchange. You will also not receive any other consideration or payment under such circumstances for the options tendered, except in the case of your involuntary termination with severance, your retirement or agreement to retire or the cessation of your employment because of a business transaction or outsourcing as described in the next paragraphs.

        If you are on an authorized leave of absence on the new option grant date, you will be entitled to a grant of new options only if you return to active employment with N2H2 or its eligible subsidiary before June 30, 2002. In that event, you will receive a grant of new options within sixty (60) days of the date you return to active employment.

        In the event that you tender eligible options that are canceled in the offer and after the expiration date of the offer and prior to the new option grant date, (i) you receive a notice of involuntary termination and you are to receive severance in connection with such termination, (ii) your employment with N2H2 or its subsidiary ceases as a direct result of a business transaction affecting your business unit or the outsourcing of your position or (iii) you are eligible and elect to retire or you enter into an agreement with N2H2 or its subsidiary to retire under one of the retirement plans of N2H2 or its subsidiary in which you participate, you will not receive a grant of new or replacement options or any other consideration or payment for such tendered and canceled eligible options.

        For purposes of this offer, we will be deemed to have accepted for exchange eligible options that are validly tendered and not properly withdrawn, if and when we give oral or written notice to eligible employees of our acceptance for exchange of such eligible options, which may be by press release. Subject to our rights to extend, terminate and amend this offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered eligible options that are not validly withdrawn. Promptly after we accept tendered eligible options for exchange, we will send each tendering eligible employee a letter indicating the number of eligible options that we have accepted for exchange, the corresponding number of new options and the expected grant date of the new options. All eligible options accepted for exchange will be canceled on the day of cancellation in the order of the exercise prices under such canceled eligible options, commencing with those eligible options having the highest exercise price and continuing with eligible options having the next highest exercise price until eligible options having the lowest exercise are canceled on the cancellation date.

6.      CONDITIONS OF THE OFFER.

        We will not be required to accept any eligible options tendered for exchange, and we may terminate or amend this offer, or postpone our acceptance and cancellation of any eligible options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after November 1, 2001 and before the expiration date, we determine that any of the following events has occurred and, in our reasonable judgment, the occurrence of the event makes it inadvisable for us to proceed with the offer or to accept and cancel eligible options tendered for exchange:

        (a) any threatened, instituted or pending action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this offer, the acquisition of some or all of the tendered options pursuant to this offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of N2H2 or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the benefits that we believe we will receive from the offer;

        (b) any action is threatened, pending or taken, or any approval, exemption or consent is withheld, withdrawn or provided subject to conditions, or any statute, rule, regulation, judgment, order or injunction is threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal or any consent, approval, exemption or exemption order required to be obtained from any government or governmental, regulatory or administrative agency, authority or tribunal is not obtained, is withdrawn or is subject to conditions, in any such case that, in our reasonable judgment, would or might directly or indirectly:

            (1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered eligible options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

            (2) delay or restrict our ability, or render us unable, to accept for exchange, or grant or issue new options for, some or all of the tendered eligible options;

            (3) materially impair the benefits that we believe we will receive from the offer;

            (4) require that we obtain shareholder approval of the offer; or

            (5) materially and adversely affect the business, condition (financial or other), income, operations or prospects of us or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

        (c) any change, development, clarification or position taken in generally accepted accounting principles which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer or the grant of the new options;

        (d) a tender or exchange offer with respect to some or all of our common shares, or a merger or acquisition proposal for us, is proposed, announced or made by another person or entity or is publicly disclosed; or

        (e) any change or changes or proposed change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or share ownership or in that of our subsidiaries that, in our reasonable judgment, is or may be material to us or our subsidiaries or materially impairs or impacts or may materially impair or impact the benefits that we believe we will receive from the offer.

        The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

7.      PRICE RANGE OF COMMON STOCK UNDERLYING THE ELIGIBLE OPTIONS.

        Our common shares trade on the Nasdaq National Market under the symbol "NTWO." The following table shows, for the periods indicated, the high and low closing sales price per common share as reported by the Nasdaq at the times indicated.

                                                   NASDAQ
                                        ---------------------------
                                            High            Low
                                        ------------   ------------
Fiscal year ended September 30, 1999         US$            US$

   Fourth Quarter ...................         10.875          9.750
Fiscal year ending September 30, 2000
   First Quarter ....................         24.250         21.500
   Second Quarter ...................         14.125         12.500
   Third Quarter ....................          5.250          4.500
   Fourth Quarter ...................          2.563          2.406
Fiscal year ending September 30, 2001
   First Quarter ....................          0.500          0.375
   Second Quarter ...................          0.594          0.375
   Third Quarter ....................          0.600          0.510
   Fourth Quarter ...................          0.360          0.260

        As of October 29, 2001, the last reported sale price of our common shares, as reported on NASDAQ was $0.36 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your eligible options.

8. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS AND REPLACEMENT OPTIONS.

        Consideration.

        We will issue new options or replacement options to purchase our common shares under the 2000 Stock Option Plan in exchange for eligible options properly tendered and canceled in the offer by us, subject to the terms set forth in the offer.

        The number of new options granted in exchange for eligible options that are accepted for exchange and canceled in the offer will be determined as follows, subject to adjustments for any future stock splits, stock dividends and similar events, in accordance with the terms of the applicable option plan:

        (a) For eligible options granted on or before May 29, 2001, we will grant new options equal to one of the number of eligible options canceled in the offer less the total grant of options issued on October 30, 2000. Only complete grants can be offered to be exchanged. No partial grants may be exchanged.

However, we will not issue any new options exercisable for fractional shares. Instead, we will round down to the nearest whole number of new options with respect to each grant of eligible options tendered and canceled in the offer. Each option entitles the eligible employee to purchase one of our common shares in accordance with the terms of the applicable option plan and instrument of grant.

        The number of replacement options granted in respect of eligible options that are accepted for exchange and canceled in the offer will be equal to the number of such eligible options, subject to adjustment for stock splits, stock dividends and similar events.

        As of May 29, 2001, approximately 3,232,485 options were issued and outstanding. The eligible options that we are offering to exchange represent approximately 34% of all options outstanding as of September 30, 2001, after giving effect to options granted through September 30, 2001.

        If we receive and accept tenders of all eligible options, we expect to grant a total of approximately 947,557 new options, assuming all eligible employees who have tendered their eligible options are entitled to a grant of new options. Members of our board of directors and our Chief Executive Officer and Chief Financial Officer, are not eligible to participate in this Offer.

        General Terms of New Options and Replacement Options.

        The new options and the replacement options will be issued under the 2000 Option Plan. We will issue a new instrument of grant evidencing all new options and replacement options granted pursuant to this offer.

        The issuance of new options or replacement options under this offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits instead of stock options or any right of continued employment.

        Description of Option Plans and New Options

        The following description of the option plans and the new options is only a summary, and may not be complete. For complete information please refer to the copies of the option plans that have been filed with the SEC as exhibits to the Tender Offer Statement on Schedule TO. You may also contact us at N2H2,
Attention: Stock Option Administration-Option Exchange Program, c/o J. Paul Quinn, 900 Fourth Avenue, Suite 3600, Seattle Washington 98164, telephone: (206) 336-1501 and e-mail: pquinn@n2h2.com to request copies of the option plans or the forms of the new option instruments of grants, which will be provided at our expense.

        The following description of the terms of the option plans applies to the replacement options. A description of the terms of the replacement options is not included below because, as noted above, such terms are expected to be the same as the related eligible options canceled in the exchange, except that (i) the exercise price under the replacement options will be the greater of the exercise price of the canceled eligible options and 100% of the market price of one of our common shares on the date of grant of the replacement options determined under the terms of the option plans, and (ii) the replacement options will vest over a two year period beginning on the date of grant.

        The following description summarizes the material terms of the new options to be granted under the option plans.

        The maximum number of our common shares available for issuance upon exercise of options granted under the 1997 Plan is currently approximately 2,187,500. The maximum number of our common shares available for issuance upon exercise of options granted under the 1999 Plan is currently 1,329,625. The maximum number of our common shares available for issuance upon exercise of options granted under the 1999/2000 Transition Plan is currently 1,250,000. The maximum number of our common shares available for issuance upon exercise of options granted under the 2000 Plan is currently 4,000,000. The option plans permit the grant of non-qualified stock options and options that qualify as "incentive stock options" under the U.S. Internal Revenue Code.

        Under the option plans, employees and consultants of N2H2 and its affiliated entities are eligible for grants of options to acquire our common shares. The option plans are administered by a committee appointed by our board of directors.

        The committee determines the employees and consultants to whom grants of options to acquire our common shares are made based on such factors as the committee may deem relevant. The committee also determines the terms and conditions of the options, including the number of options, the effective date of grant and the vesting schedule.

        An eligible employee who tenders eligible options that are canceled pursuant to this offer will receive a grant of new options only if such eligible employee meets all of the following conditions:

        - The eligible employee is continuously and actively employed by N2H2 or its eligible subsidiary or on an authorized leave of absence from such employment from the date he or she tenders eligible options for exchange to the date of grant of the new options; and

        - The eligible employee is actively employed by N2H2 or its eligible subsidiary on the new option grant date or, if the eligible employee is on an authorized leave of absence on the new option grant date, the eligible employee returns to such active employment before June 30, 2002; and

        - Prior to the new option grant date, the eligible employee must not have:

            - received a notice of involuntary termination from N2H2 or one of its subsidiaries; or

            - elected to retire or entered into an agreement with N2H2 or its eligible subsidiary to retire.

If an eligible employee does not meet all of the conditions listed above, such eligible employee will not receive any new options in exchange for tendered eligible options that have been canceled in the offer. That eligible employee will also not receive any other consideration or payment under such circumstances for the options tendered, except in the case of an eligible employee's involuntary termination with severance, retirement or agreement to retire or the cessation of an eligible employee's employment because of a business transaction or outsourcing as described in this offer to exchange.

        The exercise price payable by an eligible employee for a common share of N2H2 covered by an option is established by the committee and cannot be less than 100 percent of the market price of a common share on the effective date of grant of the option. The exercise price (also known as the grant price or subscription price) of the new options will be equal to 100% of the market price of a common share on the date of grant of the new options. The new options will be granted on the later of June 1, 2002 or six months and one day following the date that eligible options are canceled to eligible employees who are actively employed on that grant date (and later in the case of an eligible employee who is on an authorized leave of absence on the new option grant date and who returns to active employment prior to June 30, 2002), and, accordingly, we cannot predict the exercise price of the new options. Accordingly, the new options may have a higher exercise price than some or all of your eligible options tendered and canceled in the offer. We recommend that you obtain current market quotations for our common shares before deciding whether to tender your eligible options.

        Upon the exercise of an option, including the new options, the eligible employee pays the exercise price in cash, wire transfer, certified check, banker's check or bank draft or other similar methods of payment acceptable to the committee.

        In general, the committee may establish the term of options granted under the option plans and any vesting requirements applicable to options. The term of the new options granted under the option plans will commence on the date of grant of the related eligible options tendered and canceled in the exchange and, subject to the applicable vesting requirements, will be exercisable during the period beginning on the effective date of grant of the new options and ending on the day before the tenth anniversary of the date of grant of the related eligible options.

        The new options will have a two year vesting period beginning on the date of grant of the replacement options and 1/8 of the options will vest at the end of every three months.

        In general, under the option plans, our board of directors may from time to time change, or terminate the option plans or amend the terms of the options plans and any outstanding options under the option plans, including amendments to the option plans prior to the grant date of the new options and the replacement options, provided any approvals required under applicable law are obtained and, generally, no amendment, suspension or termination can be made to outstanding options that would adversely affect the existing rights of an eligible employee without his or her consent. We do not presently anticipate that our board will make any material amendments to the option plans prior to the date of grant of the new options other than amendments that the board considers necessary or desirable to comply with local tax or regulatory requirements or in connection with the offer.

        Appropriate adjustments may be made by our board of directors to the number or kind of shares covered by options, both as to options granted or to be granted, including the new options, and to the exercise price per share, to give effect to adjustments to the number of our common shares or types of our securities which result from certain corporate transactions.

        This summary of the option plans and the new options is qualified in its entirety by the specific language of the option plans and applicable instruments of grant, copies of which are available upon request to our Stock Option Administration-Option Exchange Program at the number or address set forth in
Section 3.

        No Shareholder Rights and Employment Rights.

        Optionholders have no shareholder rights with respect to any of our common shares subject to outstanding options until such shares are purchased in accordance with the provisions of the applicable option plan and instrument of grant. Nothing in either of the option plans confers upon any optionholder any right to continued employment.

        Registration of Common Shares.

        All of our common shares issuable upon exercise of options under the option plans, including the shares that will be issuable upon exercise of all new options and replacement options to be granted pursuant to the offer, have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are one of our affiliates, you will be able to sell your common shares issued upon exercise of new options free of any transfer restrictions under applicable securities laws.

        Tax Consequences.

        You should refer to section 13 for a discussion of the U.S. Federal income tax consequences of accepting or rejecting this offer to tender eligible options for cancellation and of the grant of the new options and replacement options under this offer to exchange. In addition, in certain countries other than the United States, the new options may be subject to different tax rules than the rules applicable to related eligible options. Whether you are an employee based inside or outside of the United States, we recommend that you consult with your own tax advisor to determine the tax consequences of the offer under the laws of the country or countries in which you are a taxpayer.

9.      INFORMATION CONCERNING N2H2.

        The address of our principal executive office is 900 Fourth Avenue, Suite 3600, Seattle, Washington 98164, telephone: (206) 336-1501. Our Internet address on the worldwide web is http://www.n2h2.com. Information contained on our website does not constitute a part of this offer to exchange. For additional information regarding N2H2, we recommend that you also review the materials, which we have filed with the SEC.

        Except as otherwise disclosed in this offer to exchange or in our SEC filings we presently have no plans, proposals or negotiations of a type that are required to be disclosed in this offer to exchange under applicable securities laws.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS AND OUR COMMON SHARES.

        A list of our directors and board appointed officers is attached to this offer as Schedule A. As of September 30, 2001, such persons, as a group, beneficially owned a total of approximately 2,209,541 options, which represented approximately 38% of all options outstanding as of that date, after giving effect to options granted through September 30, 2001. None of our directors nor our Chief Executive Officer and Chief Financial Officer are eligible to participate in the offer.

        During the 60 days prior to October 30, 2001, we granted the following options to the directors and board-appointed officers listed below.

                                              Number of
                                               Options
                 Name                          Granted            Date          Exercise Price
----------------------------------------   ----------------   --------------   ------------------
                                                                               <C
Howard Philip Welt,                                  0              N/A              N/A
  Director and
  Chief Executive Officer

Hollis R. Hill,                                      0              N/A              N/A
  Director

Al Higginson,                                        0              N/A              N/A
  Director

Michael Lennon                                       0              N/A              N/A
   Director

Peter H. Nickerson,                                  0              N/A              N/A
  Director

Richard R. Rowe,                                     0              N/A              N/A
  Director

Mark Segale,                                         0              N/A              N/A
  Director

Frank R. Fulton                                      0              N/A              N/A
  Vice President, COO

J. Paul Quinn,                                       0              N/A              N/A
   Vice President, CFO,
   Secretary and Treasurer

Craig Blessing,                                      0              N/A              N/A
  Vice-President, Sales

A. Farzeen Mohazzabfar                               0              N/A              N/A
  Vice-President, Product Development

Cher Paige                                           0              N/A              N/A
  Vice-President, Marketing

        Except as otherwise described above and other than ordinary course purchases under our broad based employee stock purchase plans and ordinary course grants of stock options to employees who are not board appointed officers and newly hired employees who are not board appointed officers, there have been no transactions in options to purchase our common shares or in our common shares which were effected during the past 60 days by N2H2 or, to our knowledge, by any board appointed officer, director, affiliate or subsidiary of N2H2.

11. STATUS OF ELIGIBLE OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

        Many of our eligible employees hold options with exercise prices significantly higher than the current market price of our common shares. We believe it is in our best interest to offer these eligible employees an opportunity to more effectively participate in the potential growth in our stock price. We could accomplish this goal by repricing existing options, which would enable eligible employees to immediately receive new options with an exercise price equal to our current market price determined under the terms of the option plans. However, if we repriced existing options, we could be required under the financial accounting rules applicable to us to recognize significant charges in our financial statements relating to the repriced options which would reduce our reported earnings for each fiscal quarter that the repriced options remained outstanding. This could have a negative impact on our stock price performance.

        We believe that we can accomplish our goals of providing eligible employees the benefit of choosing whether they want to receive options that over time may have a greater potential to increase in value, without the accounting consequence described above because:

    - we will not grant any new options to eligible employees who tender their eligible options in the offer until a day that is more than six months from the date we cancel eligible options tendered for exchange;

    - the exercise price of all new options will equal the market price of our common shares on the future date we grant the new options (determined under the terms of the option plans); and

    - we will not grant any other options to an eligible employee who tenders eligible options in the offer that are canceled in the exchange until after the date on which we grant the new options.

        Eligible options we accept for exchange and acquire pursuant to this offer will be canceled and will be returned to the pool of options available for future option grants under the applicable option plan. To the extent such options are not granted in connection with this offer, the options will be available for future grants to employees and other eligible plan participants without further shareholder action, except as may be required by applicable law, rules or regulations.

12.     LEGAL MATTERS; REGULATORY APPROVALS.

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible options and issuance of new options or replacement options to eligible employees as contemplated by this offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein, other than such other approvals as have been or are expected to be obtained by us. We are unable to predict whether we may determine that we are required to delay the acceptance of eligible options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business.

Our obligation under the offer to accept any tendered eligible options for exchange is subject to conditions, including the conditions described in Section 6.

13.     MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

        The following is a general summary of the material U.S. Federal income tax consequences of the exchange of eligible options and the grant of the new options or replacement options, as the case may be, pursuant to this offer applicable to those eligible employees who are U.S. citizens or residents of the U.S. This discussion is based on the now applicable provisions of the U.S. Internal Revenue Code and the regulations thereunder, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

        Eligible employees who are U.S. citizens or residents of the U.S. who exchange eligible options for new options or replacement options, as the case may be, will not be required to recognize income for U.S. Federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange for U.S. Federal income tax purposes. At the date of grant of the new options or replacement options, as the case may be, eligible employees who are U.S. citizens or residents of the U.S. will not be required to recognize income for U.S. Federal income tax purposes. The grant of options is not recognized as taxable income for U.S. Federal income tax purposes.

        Upon the exercise of a new option or replacement option, as the case may be, for cash, the eligible employee will recognize compensation income, taxable as ordinary income, in an amount equal to the excess of (i) the fair market value of the shares purchased upon such exercise, on the date such option is exercised, over (ii) the exercise price of the shares purchased upon such exercise.

        The tax basis of any share received upon the exercise of a new option or replacement option, as the case may be, will be equal to the fair market value of such share on the date of exercise of such option. Upon any subsequent sale of such share, the eligible employee will realize a capital gain (or loss) in an amount equal to the difference between the amount realized on the sale and such tax basis. An eligible employee's holding period for Federal income tax purposes for such share will commence on the date following the date of exercise of the option.

        The employer generally will be entitled to a tax deduction in an amount equal to the amount of compensation income, taxable as ordinary income, recognized by the eligible employee as a result of the exercise of a new option or replacement option, as the case may be, in the year of recognition by the eligible employee.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO COUNTRY, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

14.     EXTENSION OF OFFER; TERMINATION; AMENDMENT.

        We may, from time to time, extend the period of time during which this offer is open and delay accepting any eligible options tendered to us by announcing the extension and giving oral or written notice of the extension to eligible employees and making an announcement thereof. If the offer is extended, then the grant date of the new options will also be extended if necessary to ensure that the new options are granted more than six months following the date tendered eligible options are canceled.

        We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any eligible options tendered for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice of such termination or postponement to eligible employees and making an announcement thereof. Our reservation of the right to delay our acceptance and cancellation of eligible options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the eligible options tendered promptly after termination or withdrawal of a tender offer.

        Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend this offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this offer to eligible employees or by decreasing or increasing the number of options being sought in the offer.

        Amendments to the offer may be made at any time and from time to time by an announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., pacific standard time, on the next business day after the last previously scheduled or announced expiration date. Any announcement made pursuant to the offer will be disseminated promptly to eligible employees in a manner reasonably designated to inform eligible employees of such change. Without limiting the manner in which we may choose to make an announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release through our normal channels.

        If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d) (2) and 13e-4(e) (3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

15.     FEES AND EXPENSES.

        We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of eligible options pursuant to this offer to exchange.

16.     ADDITIONAL INFORMATION.

        We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part, with respect to the offer. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your eligible options:

        (a) Our Annual Report on Form 10-K for the year ended September 30, 2000, filed December 28, 2000;

        (b) Our Quarterly Reports on Form l0-Q and all amendments on Form 10-Q/A for the quarters ended December 31, 2000, March 31, 2001 and June 30, 2001;

        (c) The description of our common shares contained in our registration statement on Form 8-A filed on July 26, 1999, including all amendments or reports updating this description; and

        (d) Our Report on Form 8-K, dated May 23, 2001.

        We hereby incorporate by reference additional documents that we may file with the SEC between the date of this prospectus and the expiration date of our offer. These include periodic reports, such as quarterly reports on Form 10-Q, the annual report on Form 10-K and current reports on Form 8-K, as well as proxy statements.

        These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

        450 Fifth Street, N.W.
        Room 1024
        Washington, D.C. 20549

You may obtain information on the operation of the public reference rooms by calling the SEC at l-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

        Our common shares are listed for trading on NASDAQ under the symbol "NTWO."

        We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

        N2H2, INC.
        Stock Option Administration-
        Option Exchange Program
        c/o J. Paul Quinn
        900 Fourth Avenue, Suite 3600
        Seattle, Washington 98164
        Telephone:    (206) 336-1501
        Facsimile:    (206) 336-2934
        e-mail:       pquinn@n2h2.com

between the hours of 9:00 a.m. and 5:00 p.m., pacific standard time. As you read the documents listed in Section 16 above, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document. The information contained in this offer to exchange about N2H2 should be read together with the information contained in the documents to which we have referred you.

17.     FORWARD LOOKING STATEMENTS.

        This offer to exchange and our SEC reports referred to above include "forward-looking statements." When used in this offer to exchange, the words "could", "may", "anticipates," "believes," "estimates," "expects," "intends," "plans" and similar expressions as they relate to N2H2 or our management are intended to identify these forward-looking statements. These address our expected business, results of operations, future financial position, business strategy, financing plans and capital requirements, forecasted trends relating to our services or the markets in which we operate. This information and such statements are subject to important risks, uncertainties and assumptions, which are difficult to predict. The results or events predicted in these statements may differ materially from actual results or events. Factors which cause results or events to differ from current expectations include, among other things: the impact of price and product competition; the dependence of new product development; the impact of rapid technological and market change; general industry and market conditions and growth rates; the uncertainties of the internet; stock market volatility; the ability of N2H2 to recruit and retain qualified employees; and other risk factors listed from time to time in the reports and other documents we file with the SEC. N2H2 disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

18.     FINANCIAL STATEMENTS

        The following tables set forth selected financial and operating data of N2H2. The selected historical statement of operations data for the year ended September 30, 2000 and the selected historical balance sheet data as of September 30, 2000 have been derived from the audited financial statements included in our annual report on Form 10-K for the year ended September 30, 2000. The selected historical statement of operations data for the nine months ended June 30, 2000 and June 30, 2001 and the selected historical balance sheet data as of June 30, 2001, which are included in our quarterly report on Form 10-Q for the quarter ended June 30, 2001, are unaudited. The information presented below should be read together with our financial statements and related notes filed as an Exhibit to our annual report on Form 10-K and our other SEC filings referred to in Section 17 ("Additional Information") and, in particular our Current Report on Form 8-K, dated May 23, 2001.

                                   N2H2, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                    YEARS ENDED SEPTEMBER 30,
                                                                          ------------------------------------------------
                                                                             2000              1999               1998
                                                                          ------------      ------------      ------------
                                                                          (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
Revenues:
  Internet filtering and consulting services ........................     $      8,593      $      5,605      $      3,078
  Advertising .......................................................            2,380             1,075                --
                                                                          ------------      ------------      ------------
          Total revenues ............................................           10,973             6,680             3,078
Operating expenses:
  Internet filtering services and customer support ..................            6,734             2,806             1,142
  Educational content and advertising costs .........................            1,495               322                --
  Sales and marketing (excludes amortization of stock compensation
     of $3,287, $78 and $0 in 2000, 1999 and 1998, respectively) ....           15,684             3,895             1,725
  General and administrative (excludes amortization of stock compensation of $890, $573, and $0 in 2000, 1999 and
     1998, respectively) ............................................            8,762             3,267             1,703
  Research and development (excludes amortization of stock
     compensation of $207, $142, and $0 in 2000, 1999 and
     1998, respectively) ............................................            4,610             2,310               495
  Depreciation and amortization .....................................            4,512             1,156               323
  Write-down of acquired intangible assets ..........................            6,089                --                --
  Amortization of deferred stock compensation .......................            4,384               793                --
                                                                          ------------      ------------      ------------
          Total operating expenses ..................................           52,270            14,549             5,388
                                                                          ------------      ------------      ------------
Loss from operations ................................................          (41,297)           (7,869)           (2,310)
Interest income (expense), net ......................................            2,039               148              (287)
                                                                          ------------      ------------      ------------
Net loss ............................................................     $    (39,258)     $     (7,721)     $     (2,597)
                                                                          ============      ============      ============
  Foreign currency translation loss .................................              (61)               --                --
                                                                          ------------      ------------      ------------
Comprehensive loss ..................................................     $    (39,319)     $     (7,721)     $     (2,597)
                                                                          ============      ============      ============
Basic and diluted net loss per common share .........................     $      (1.82)     $      (0.57)     $      (0.30)
                                                                          ============      ============      ============
Basic and diluted weighted average shares outstanding ...............       21,578,000        13,620,000         8,687,000
                                                                          ============      ============      ============

                           CONSOLIDATED BALANCE SHEETS

                                                                                               SEPTEMBER 30,
                                                                                        ------------------------------
                                                                                           2000               1999
                                                                                        ------------      ------------
                                                                                           (IN THOUSANDS, EXCEPT
                                                                                              SHARE AMOUNTS)
                                     ASSETS
Current assets
  Cash and cash equivalents .......................................................     $      7,993      $      7,743
  Investments .....................................................................           17,292            35,937
  Accounts receivable (net of allowances of $313 and $142 in 2000 and
    1999, respectively) ...........................................................            2,069             1,434
  Prepaid expenses and other current assets .......................................            1,161             1,136
                                                                                        ------------      ------------
          Total current assets ....................................................           28,515            46,250
Long-term investments .............................................................            3,000            16,698
Acquired intangible assets, net ...................................................            1,490                --
Property and equipment, net .......................................................           10,192             3,990
Other assets ......................................................................              914               618
                                                                                        ------------      ------------
          Total assets ............................................................     $     44,111      $     67,556
                                                                                        ============      ============

                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities

  Accounts payable ................................................................     $      1,982      $      1,871
  Royalties payable ...............................................................              198               100
  Accrued liabilities .............................................................            1,277             1,062
  Deferred revenue ................................................................              762             1,304
  Current portion of capital lease obligations ....................................              205               466
  Current portion of long-term debt ...............................................            1,646                --
                                                                                        ------------      ------------
          Total current liabilities ...............................................            6,070             4,803
Deferred revenue ..................................................................              184               303
Capital lease obligations, net of current portion .................................              222               952
Long-term debt, net of current portion ............................................            3,076                --
                                                                                        ------------      ------------
          Total liabilities .......................................................            9,552             6,058
                                                                                        ------------      ------------
Commitments and contingencies (Notes 6 and 16)
Shareholders' equity
  Preferred stock, no par value; 50,000,000 shares authorized, no shares issued
     and outstanding ..............................................................               --                --
  Common stock, no par value; 250,000,000 shares authorized; 22,582,509 and
      21,064,285 issued and outstanding in 2000 and 1999, respectively ............           93,085            75,528
  Notes receivable from shareholders ..............................................           (1,073)              (25)
  Deferred stock compensation .....................................................           (6,069)           (1,940)
  Accumulated other comprehensive loss ............................................              (61)               --
  Accumulated deficit .............................................................          (51,323)          (12,065)
                                                                                        ------------      ------------
          Total shareholders' equity ..............................................           34,559            61,498
                                                                                        ------------      ------------
          Total liabilities and shareholders' equity ..............................     $     44,111      $     67,556
                                                                                        ============      ============

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (unaudited, in thousands)

                                                                                        JUNE 30,        SEPTEMBER 30,
                                                                                          2001              2000
                                                                                      ------------      ------------
ASSETS:
Current assets:
      Cash and cash equivalents .................................................     $      3,117      $      7,993
      Restricted cash and cash equivalents ......................................              675                --
      Investments ...............................................................            2,500            17,292
      Accounts receivable, net of allowances ....................................              537             2,069
      Prepaid expenses and other current assets .................................              298             1,161
                                                                                      ------------      ------------
             Total current assets ...............................................            7,127            28,515
Long-term investments ...........................................................               --             3,000
Acquired intangible assets, net .................................................               --             1,490
Property and equipment, net .....................................................            7,761            10,192
Other assets, net ...............................................................              271               914
                                                                                      ------------      ------------
                 Total assets ...................................................     $     15,159      $     44,111
                                                                                      ============      ============

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
      Accounts payable ..........................................................     $        370      $      1,982
      Royalties payable .........................................................               --               198
      Accrued liabilities .......................................................            1,198             1,277
      Deferred revenue ..........................................................            1,773               762
      Current portion of capital lease obligations ..............................              217               205
      Current portion of long-term debt .........................................               --             1,646
                                                                                      ------------      ------------
             Total current liabilities ..........................................            3,558             6,070
Deferred revenue ................................................................            2,138               184
Capital lease obligations, net of current portion ...............................               69               222
Long-term debt, net of current portion ..........................................               --             3,076
                                                                                      ------------      ------------
             Total liabilities ..................................................            5,765             9,552
                                                                                      ------------      ------------

Shareholders' equity:
      Common stock, no par value; 250,000,000 shares authorized, 22,036,779
        and 22,582,509 shares issued and outstanding, respectively ..............           92,190            93,085
      Notes receivable from shareholders, net of allowances .....................              (44)           (1,073)
      Deferred stock compensation ...............................................           (2,676)           (6,069)
      Accumulated other comprehensive loss ......................................             (139)              (61)
      Accumulated deficit .......................................................          (79,937)          (51,323)
                                                                                      ------------      ------------
             Total shareholders' equity .........................................            9,394            34,559
                                                                                      ------------      ------------
                 Total liabilities and shareholders' equity .....................     $     15,159      $     44,111
                                                                                      ============      ============

               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
                               COMPREHENSIVE LOSS
            (unaudited, in thousands except share and per share data)

                                                                   THREE MONTHS ENDED                   NINE MONTHS ENDED
                                                                        JUNE 30,                             JUNE 30,
                                                             ------------------------------      ------------------------------
                                                                 2001              2000              2001              2000
                                                             ------------      ------------      ------------      ------------
Revenues:
      Internet filtering and consulting services .......     $      1,926      $      2,628      $      5,881      $      6,442
      Advertising ......................................               89               696               509             2,063
                                                             ------------      ------------      ------------      ------------
          Total Revenues ...............................            2,015             3,324             6,390             8,505

Operating expenses:

      Internet filtering services and customer support..            1,179             1,713             4,181             4,908
      Educational content and advertising costs ........               34               751               703               971
      Sales and marketing ..............................            2,408             6,257            10,139            13,396
      General and administrative .......................            1,434             2,683             4,547             6,852
      Research and development .........................            1,281             1,171             3,386             3,528
      Depreciation and amortization ....................            1,245             1,558             3,737             2,829
      Write-down of acquired intangible assets .........            1,396                --             1,396                --
      Write-down of technology licenses ................              513                --               513                --
                                                             ------------      ------------      ------------      ------------
          Total operating expenses .....................            9,490            14,133            28,602            32,484
                                                             ------------      ------------      ------------      ------------

Loss from Operations ...................................           (7,475)          (10,809)          (22,212)          (23,979)

Interest income, net of interest expense ...............               64               483               445             1,615
Loss on disposal of property and equipment .............             (122)               --              (293)               --
Write-down of investment ...............................               --                --            (3,000)               --
                                                             ------------      ------------      ------------      ------------
Loss before change in accounting policy ................           (7,533)          (10,326)          (25,060)          (22,364)
                                                             ------------      ------------      ------------      ------------

Cumulative effect of change in accounting policy .......               --                --            (3,554)               --

Net loss ...............................................     $     (7,533)     $    (10,326)     $    (28,614)     $    (22,364)
                                                             ============      ============      ============      ============

Foreign currency translation loss ......................               10               (26)              (78)              (26)
                                                             ------------      ------------      ------------      ------------
Comprehensive loss .....................................     $     (7,523)     $    (10,352)     $    (28,692)     $    (22,390)
                                                             ============      ============      ============      ============

Basic and diluted net loss per share:

      Loss before change in accounting policy ..........     $      (0.35)     $      (0.47)     $      (1.16)     $      (1.04)
      Effect of change in accounting policy ............               --                --             (0.16)               --
                                                             ------------      ------------      ------------      ------------
          Net loss per share ...........................     $      (0.35)     $      (0.47)     $      (1.32)     $      (1.04)
                                                             ============      ============      ============      ============

Basic and diluted weighted average shares outstanding ..       21,683,000        21,869,259        21,703,960        21,573,066
                                                             ============      ============      ============      ============
Pro forma amounts assuming the change in accounting
policy was applied retroactively:

      Net loss .........................................     $     (7,533)     $    (11,042)     $    (28,614)     $    (25,651)
      Basic and diluted net loss per share .............     $      (0.35)     $      (0.50)     $      (1.32)     $      (1.19)


19.     MISCELLANEOUS.

        We are not aware of any country where the making of this offer is not in compliance with applicable law. If we become aware of any country where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the eligible employees residing in such country.

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your eligible options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document or in the related acceptance letter. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

N2H2, INC.

                                   SCHEDULE A

                             INFORMATION CONCERNING
                    THE DIRECTORS AND OFFICERS OF N2H2, INC.

        The directors and officers of N2H2, Inc. and their positions and offices as of October 30, 2001, are set forth in the following table:

Name                                Position and Offices Held
----                                -------------------------
Howard Philip Welt                  Director and Chief Executive Officer

Hollis R. Hill                      Director

Al Higginson                        Director

Michael Lennon                      Director

Peter H. Nickerson                  Director

Richard R. Rowe                     Director

Mark Segale                         Director

Frank R. Fulton                     Vice President, COO

J. Paul Quinn                       Vice President, CFO, Secretary and Treasurer

Craig Blessing                      Vice-President, Sales

A. Farzeen Mohazzabfar              Vice-President, Product Development

Cher Paige                          Vice-President, Marketing

        In addition, the address of each director and board appointed officer is: c/o N2H2, 900 Fourth Avenue, Suite 3600, Seattle, Washington 98164.